UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 30, 2006
CALLIDUS SOFTWARE INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50463	77-0438629
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 W. Santa Clara Street, Suite 1500
San Jose, CA		95113
(Address of Principal Executive Offices)		(Zip Code)
(408) 808-6400
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a -12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On January 24, 2006, the Board of Directors (the “Board”) of Callidus Software Inc. (the “Company”) approved the performance criteria under the Company’s cash bonus plan for the six-month period from January through June 2006 for eligible employees (including all of the Company’s named executive officers and its chief executive officer). Under the Company’s cash bonus plan for fiscal 2006, cash bonuses are based solely on Company financial performance. Awards for the six-month period ending June 30, 2006, will be measured and paid after the close of the Company’s second fiscal quarter in 2006.
     For this period, the Company’s financial performance goals consist of revenue and operating result targets. The target bonus for the named executive officers ranges from 45% to 100% of base salary, although the actual amount of the bonus will vary depending on the level of the Company’s performance. In order for a participant to receive a cash bonus for this period, the Company must achieve certain minimum goals established by the Board. Participants will have the potential to receive increasing bonus amounts if the Company exceeds the targets, up to a maximum of 200% of target bonus for the fiscal year.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On January 24, 2006, the Company’s Board of Directors approved an amendment to Section 4.01 of the Company’s Amended and Restated Bylaws. The amendment more clearly differentiates between vice presidents of the Company who are appointed by the Board to act as executive officers of the Company and those who are not. The text of Section 4.01 of the Amended and Restated Bylaws, as amended, is attached hereto as Exhibit 3.2 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
     3.2. Text of Amended Section 4.01 of the Amended and Restated Bylaws of Callidus Software Inc., effective as of January 24, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE INC.
Date: January 30, 2006	By:	/s/ Ronald J. Fior
		Name:	Ronald J. Fior
		Title:	Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
3.2.	Text of Amended Section 4.01 of the Amended and Restated Bylaws of Callidus Software Inc., effective as of January 24, 2006.